Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 29, 2012, with respect to the consolidated financial statements, which are incorporated by reference in the Annual Report of Spherix Incorporated on Form 10-K for the year ended December 31, 2011.  We hereby consent to the incorporation by reference of said reports in the Registration Statements of Spherix Incorporated on Form S-8 (File No. 333-66053 effective October 23, 1998), on Forms S-3 (333-161531 effective October 1, 2009 and 333-177748 effective November 21, 2011), on Form S-2 (File No. 333-126930 effective October 4, 2005) and on Form S-1 (File No. 333-167963 effective on October 6, 2010).

/s/ Grant Thornton LLP

Baltimore, MD
March 29, 2012